Exhibit 99.1

HNR Acquisition Corp Announces

Notice of Failure to Satisfy a Continued Listing Rule or Standard

HOUSTON, TX / April 23, 2024 / HNR Acquisition Corp (NYSE American: HNRA) (the “Company” or “HNRA”) is an independent upstream energy company.

On April 17, 2024, the Company received a notice (the “NYSE Notice”) from the NYSE American LLC (the “NYSE American”) that the Company is not in compliance with NYSE American listing standards as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).

The NYSE Notice has no immediate effect on the listing of the Company’s Class A Common Stock (NYSE American: HNRA) or the Company’s public warrants (NYSE American: HNRAW) on the NYSE American. The NYSE Notice informed the Company that, under NYSE American rules, the Company has six months from April 16, 2024, to regain compliance with the NYSE American listing standards by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K within the six-month period, the NYSE American may grant, in its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE Notice also notes that the NYSE American may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

As previously reported in the Company’s Notification of Late Filing on Form 12b-25 filed with the SEC on April 2, 2024 (the “Form 12b-25”), the Company was unable to file the Form 10-K within the prescribed period because additional time, resources and effort are required to complete work related to its financial reporting and close procedures. Subsequent to filing the Form 12b-25, the Company continued to dedicate significant resources to the completion of such procedures but was unable to file the Form 10-K by April 16, 2024, the end of the extension period provided by the Form 12b-25. The Company requires additional time to complete such procedures.

The Company is working diligently to complete the necessary work to file the Form 10-K as soon as practicable and currently expects to file the Form 10-K within the six-month period granted by the NYSE Notice; however, there can be no assurance that the Form 10-K will be filed within such period.

About the Oil Field Property

In November 2023, the Company acquired LH Operating, LLC (“LHO”) including its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO, now a wholly owned subsidiary of the Company, include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2023 reserve report from our third-party engineer, William H. Cobb and Associates, Inc. (“Cobb”), reflects LHO to have proven reserves of approximately 15.4 million barrels of oil and 3.5 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes we may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a slow decline rate.

About HNR Acquisition Corp

HNRA is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. HNRA’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

HNRA’s Class A Common Stock and Warrants trade on the NYSE American Stock Exchange (NYSE American: HNRA and HNRAW, respectively). For more information on HNRA, please visit the Company website: https://www.hnra-nyse.com/

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com